Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 ASR No. 333-235711) of RadNet, Inc.,
(2)Registration Statement (Form S-8 Nos. 333-176324, 333-206311 and 333-219824) pertaining to the 2006 Equity Incentive Plan;
(3)Registration Statement (Form S-8 No. 333-238874) pertaining to the 2017 Stock Incentive Plan of DeepHealth, Inc.; and
(4)Registration Statement (Form S-8 No. 333- 257638) pertaining to the RadNet, Inc. Equity Incentive Plan;

of our reports dated March 1, 2022, with respect to the consolidated financial statements of RadNet, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries included in this Annual Report (Form 10-K) of RadNet, Inc. and subsidiaries for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Los Angeles, California
March 1, 2022